Term Sheet No. 2463

To underlying supplement No. 1 dated October 1, 2012,

underlying supplement No. 5 dated September 28, 2012,

underlying supplement No. 7 dated March 4, 2013,

prospectus supplement dated September 28, 2012,

prospectus dated September 28, 2012 and

prospectus addendum dated December 24, 2014

Registration Statement No. 333-184193 Dated June 16, 2015; Rule 433

Deutsche Bank AG, London Branch

$ Tracker Notes Linked to a Basket due June 24, 2016

General

•	The Tracker Notes (the “securities”) are linked to a basket composed of three indices and three exchange traded funds and are designed for investors who seek a return at maturity that offers exposure to one times any increase or decrease in the level of the Deutsche Bank ProVol Balanced Index (the “ProVol Balanced Index”), one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM,” and together with the ProVol Balanced Index and EMERALD, the “Basket Indices”) and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the iShares MSCI EAFE Minimum Volatility ETF (the “EFAV ETF”), the iShares MSCI Emerging Markets Minimum Volatility ETF (the “EEMV ETF”) and the PowerShares BuyBack AchieversTM Portfolio (the “PKW ETF,” and together with the EFAV ETF and the EEMV ETF, the “Basket ETFs”) as set forth in the table below. We refer to each of the Basket Indices and Basket ETFs as a “Basket Component” and together the “Basket Components.” The return of each Basket Component is reduced by its respective Adjustment Factor.

•	Investors will have the right to cause us to redeem their securities, in whole or in part, for the Redemption Amount on any trading day from but excluding the Trade Date to but excluding June 21, 2016.

•	The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment.

•	The securities do not pay any coupons and investors should be willing to lose some or all of their initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

•	In addition to any cash payment investors receive at maturity or upon an early redemption, investors will receive a quarterly cash payment reflecting the amount of cash dividends, if any, declared and paid by each Basket ETF to its shareholders as set forth below.

•	Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 24, 2016

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about June 17, 2015 (the “Trade Date”) and are expected to settle on or about June 22, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount

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Investing in the securities involves a number of risks. See “Risk Factors” beginning on page TS-17 of this term sheet.

The Issuer’s estimated value of the securities on the Trade Date is approximately $976.50 to $996.50 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page TS-5 of this term sheet for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page TS-6 of this term sheet for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplements, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public	Maxiumum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, see “Underwriting (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

June 16, 2015

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Basket:	The securities are linked to the performance of a basket composing of six Basket Components as set forth below.
	Basket Component	Bloomberg Page	Basket Component Weighting	Initial Level†
	Deutsche Bank ProVol Balanced Index	DBVEPVB <Index>	1 (100.00%)
	Deutsche Bank Equity Mean Reversion Alpha Index	DBVEMR <Index>	1/2 (50.00%)
	Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets	DBVEMREM <Index>	1/2 (50.00%)
	iShares MSCI EAFE Minimum Volatility ETF	EFAV US <Equity>	1/3 (33.33%)	$
	iShares MSCI Emerging Markets Minimum Volatility ETF	EEMV US <Equity>	1/3 (33.33%)	$
	PowerShares BuyBack AchieversTM Portfolio	PKW US <Equity>	1/3 (33.33%)	$
† The Initial Level for each Basket Component will be set on the Trade Date.

Redemption Amount:	At maturity or upon an early redemption, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date or the Early Redemption Payment Date, as applicable, calculated as follows:
	$1,000 x	(	Final Basket Level	)
Initial Basket Level

Your investment will be fully exposed to one times any increase or decrease in the level of the ProVol Balanced Index, one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the Basket ETFs. The return of each Basket Component is reduced by its applicable Adjustment Factor regardless of whether the level of such Basket Component increases or decreases. You will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Furthermore, each Basket Index includes embedded fees that will reduce its closing level. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. Any payment at maturity or upon an early redemption is subject to the credit of the Issuer. In no event will the Redemption Amount be less than zero.

For more information on the embedded fees for the Basket Indices, please see the “Selected Purchase Considerations” below.

Initial Basket Level:	100
Final Basket Level:	The Basket Level on the relevant Final Valuation Date
Basket Level:

The Basket Level on any trading day will be calculated as follows:

100 × [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]

The ProVol Balanced Index Performance, EMERALD Performance, EMERALD EM Performance, EFAV ETF Performance, EEMV ETF Performance and PKW ETF Performance refer to the Performance of the ProVol Balanced Index, EMERALD, EMERALD EM, the EFAV ETF, the EEMV ETF and the PKW ETF, respectively.

Performance:	The Performance of each Basket Component from its Initial Level to its Final Level will be calculated as follows:

(	Final Level	)	x	Adjustment Factor – 1
Initial Level

Initial Level:	For each Basket Component, the Closing Level of such Basket Component on the Trade Date, as set forth in the table above
Final Level:	For each Basket Component, the Closing Level of such Basket Component on the relevant Final Valuation Date
Closing Level:

For each Basket Index, the closing level of such Basket Index on the relevant date of calculation.

For each Basket ETF, the closing price (as defined below) of one share of such Basket ETF on the relevant date of calculation multiplied by the relevant then-current Share Adjustment Factor, as determined by the Calculation Agent.

Share Adjustment Factor:	Initially 1.0 for each Basket ETF, subject to adjustment for certain actions affecting such Basket ETF. See “General Terms of the Securities — Anti-dilution Adjustments for Funds” in this term sheet.

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Adjustment Factors:	Basket Component	Adjustment Factor
	ProVol Balanced Index	0.9975 - (0.01 x (Days / 365))
	EMERALD	1 - (0.01 x (Days / 365))
	EMERALD EM	1 - (0.01 x (Days / 365))
	EFAV ETF	0.9990
	EEMV ETF	0.9990
	PKW ETF	0.9990
where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant date of calculation.
Redemption Trigger Event:	A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to but excluding June 21, 2016 is less than the Redemption Trigger Level. If a Redemption Trigger Event occurs, the securities will be redeemed by the Issuer in whole, but not in part, on the Early Redemption Payment Date for the Redemption Amount calculated as of the relevant Final Valuation Date.
Redemption Trigger Level:	40
Investor Early Redemption:

If there has not been a Redemption Trigger Event, you will have the right on any trading day during the period from but excluding the Trade Date to but excluding June 21, 2016, by submitting an irrevocable written notice of your intention, indicating the aggregate Face Amount of securities to be redeemed (in integrals of the Face Amount) to the Issuer, to require the Issuer to redeem all or a portion of the securities held by you.

An Investor Early Redemption shall become effective on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 12:00 p.m., New York City time, or the next trading day if such notice is not received on a trading day or is received after 12:00 p.m., New York City time. In order to request that the Issuer redeem your securities, you must also (i) instruct your Depositary Trust Company (“DTC”) custodian with respect to the securities to book a delivery versus payment trade with respect to your securities on the relevant Early Redemption Payment Date at a price equal to the Redemption Amount and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time on the Early Redemption Payment Date.

Because the securities are represented by a global security owned by DTC, you must instruct the broker or other direct or indirect participant through which you hold your securities to notify DTC of your desire to exercise the Investor Early Redemption right so that the notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Dividend Pass-Thru Payments:	On each Dividend Pass-Thru Payment Date, if you are the beneficial owner of the securities as of the close of business on the applicable Record Date, you will receive a cash payment per $1,000 Face Amount of securities that equals the total amount of cash dividends declared and paid by each Basket ETF to its shareholders during the applicable Dividend Pass-Thru Payment Period on the number of shares of the applicable Basket ETF equal to its Dividend Pass-Thru Share Amount. No Dividend Pass-Thru Payments will be made after the securities are redeemed upon an early redemption.
Dividend Pass-Thru Share Amount:

With respect to a Dividend Pass-Thru Payment Date, the Dividend Pass-Thru Share Amount for each Basket ETF will be calculated as follows:

(i) the product of $1,000 Face Amount of securities and the Basket Component Weighting for such Basket ETF, divided by (ii) the Initial Level of such Basket ETF, multiplied by (iii) the Share Adjustment Factor for such Basket ETF on the trading day immediately preceding such Dividend Pass-Thru Payment Date

Dividend Pass-Thru Payment Period:	With respect to each Dividend Pass-Thru Payment Date, the period from and including the last Dividend Pass-Thru Payment Date (or the Trade Date, in the case of the first Dividend Pass-Thru Payment Date) to but excluding such Dividend Pass-Thru Payment Date.
Dividend Pass-Thru Payment Dates[1,2]:	September 22, 2015, December 22, 2015, March 22, 2016 and June 24, 2016 (the Maturity Date). If a Dividend Pass-Thru Payment Date (including the Maturity Date) is not a business day, such Dividend Pass-Thru Payment Date will be the first following day that is a business day, but no adjustment will be made to the Dividend Pass-Thru Payment paid on such following business day.
Record Dates:	With respect to each Dividend Pass-Thru Payment Date, the third business day preceding such Dividend Pass-Thru Payment Date
Trade Date[2]:	June 17, 2015
Settlement Date[2]:	June 22, 2015
Final Valuation Date[1,2]:

In the case of redemption on the Maturity Date, the Final Valuation Date is June 21, 2016.

In the case of redemption prior to the Maturity Date as a result of a Redemption Trigger Event, the Final Valuation Date will be the trading day on which a Redemption Trigger Event first occurs.

In the case of redemption prior to the Maturity Date as a result of an Investor Early Redemption, the Final Valuation Date will be the trading day on which an Investor Early Redemption becomes effective.

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Early Redemption Payment Date[1]:	The third business day following the relevant Final Valuation Date
Maturity Date[1,2]:	June 24, 2016, subject to an early redemption.
CUSIP / ISIN:	25152RH48 / US25152RH488

1 Subject to postponement as described under “General Terms of the Securities — Adjustments to Valuation Dates and Payment Dates” in this term sheet.

2 In the event that we make any change to the expected Trade Date or Settlement Date, the Dividend Pass-Thru Payment Dates, the Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

RESOLUTION MEASURES

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015. SAG may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus addendum, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) any transfer of the securities to another entity, the amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or Calculation Agent.

This is only a summary, for more information please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the underlying supplement No. 1 dated October 1, 2012, underlying supplement No. 5 dated September 28, 2012, underlying supplement No. 7 dated March 4, 2013, prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part, prospectus dated September 28, 2012 and prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Underlying supplement No. 5 dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000095010312005094/crt-dp33101_424b2.pdf

•	Underlying supplement No. 7 dated March 4, 2013:

http://www.sec.gov/Archives/edgar/data/1159508/000095010313001505/crt_dp36725-424b2.pdf

•	Prospectus supplement dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

•	Prospectus addendum dated December 24, 2014:

http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying prospectus supplement and prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum, prospectus supplement, underlying supplements and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following examples illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Components, payable at maturity or upon an early redemption. These examples illustrate that you will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Your investment will be fully exposed to one times any increase or decrease in the level of the ProVol Balanced Index, one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the Basket ETFs. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Initial Levels for each Basket Component will be determined on the Trade Date. The actual amount payable at maturity or upon an early redemption will be the Redemption Amount, determined based on the performances of the Basket Components on the relevant Final Valuation Date. The hypothetical Redemption Amounts shown here do not include any Dividend Pass-Thru Payments you may receive. The numbers appearing in the following examples may have been rounded for ease of analysis.

Redemption Amount at Maturity

The following first five examples illustrate the hypothetical Redemption Amount per $1,000 Face Amount of securities payable at maturity. For purposes of these examples, it is assumed that a Redemption Trigger Event does not occur, there is a period of 365 calendar days from the Trade Date to the Final Valuation Date and you do not exercise your Investor Early Redemption right.

Example 1: Each of the Basket Components increase 20.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	20.00%	18.50%
EMERALD	20.00%	18.80%
EMERALD EM	20.00%	18.80%
EFAV ETF	20.00%	19.88%
EEMV ETF	20.00%	19.88%
PKW ETF	20.00%	19.88%
Final Basket Level		157.18
Redemption Amount		$1,571.80
Return on the Securities		57.18%

Because the Final Level of each Basket Component is greater than its Initial Level by 20.00%, you would receive a Redemption Amount at maturity that is greater than $1,000 per $1,000 Face Amount of securities. In this example, the Final Basket Level would be 157.18, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (120.00% x (0.9975 – (0.01 x (365/365))) – 1) + (1/2 x (120.00% x (1 – (0.01 x (365/365))) – 1)) + (1/2 x (120.00% x (1 – (0.01 x (365/365))) – 1)) + (1/3 x (120.00% x 0.9990 – 1)) + (1/3 x (120.00% x 0.9990 – 1)) + (1/3 x (120.00% x 0.9990 – 1))]
	=	157.18

Accordingly, you would receive a Redemption Amount at maturity of $1,571.80 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	157.18
				100
	=	$1,571.80

Example 2: Each of the Basket Components increase 0.25% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	0.25%	-1.00%
EMERALD	0.25%	-0.75%
EMERALD EM	0.25%	-0.75%
EFAV ETF	0.25%	0.15%
EEMV ETF	0.25%	0.15%
PKW ETF	0.25%	0.15%
Final Basket Level		98.39
Redemption Amount		$983.94
Return on the Securities		-1.61%

Even though the Final Level of each Basket Component is greater than its respective Initial Level, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increases in the Final Levels are not sufficient to offset the effect of the respective Adjustment Factors. In this example, the Final Basket Level would be 98.39, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (100.25% x (0.9975 – (0.01 x (365/365))) – 1) + (1/2 x (100.25% x (1 – (0.01 x (365/365))) – 1)) + (1/2 x (100.25% x (1 – (0.01 x (365/365))) – 1)) + (1/3 x (100.25% x 0.9990 – 1)) + (1/3 x (100.25% x 0.9990 – 1)) + (1/3 x (100.25% x 0.9990 – 1))]
	=	98.39

Accordingly, you would receive a Redemption Amount at maturity of $983.94 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	98.39
				100
	=	$983.94

Example 3: The ProVol Balanced Index decreases 20.00%, while EMERALD, EMERALD EM and each of the Basket ETFs increase 10.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	-20.00%	-21.00%
EMERALD	10.00%	8.90%
EMERALD EM	10.00%	8.90%
EFAV ETF	10.00%	9.89%
EEMV ETF	10.00%	9.89%
PKW ETF	10.00%	9.89%
Final Basket Level		97.79
Redemption Amount		$977.90
Return on the Securities		-2.21%

Even though the Final Level of each Basket Component other than the ProVol Balanced Index is greater than its Initial Level by 10.00%, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increases in the levels of the Basket Components other than the ProVol Balanced Index are more than offset by the decrease in the level of the ProVol Balanced Index as well as by the effect of the respective Adjustment Factors. In this example, the Final Basket Level would be 97.79, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (80.00% x (0.9975 – (0.01 x (365/365))) – 1) + (1/2 x (110.00% x (1 – (0.01 x (365/365))) – 1)) + (1/2 x (110.00% x (1 – (0.01 x (365/365))) – 1)) + (1/3 x (110.00% x 0.9990 – 1)) + (1/3 x (110.00% x 0.9990 – 1)) + (1/3 x (110.00% x 0.9990 – 1))]
	=	97.79

Accordingly, you would receive a Redemption Amount at maturity of $977.90 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	97.79
				100
	=	$977.90

Example 4: Each of the ProVol Balanced Index, EMERALD and the PKW ETF increase by various amounts while each of EMERALD EM, the EFAV ETF and the EEMV ETF decrease by various amount from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	5.00%	3.69%
EMERALD	10.00%	8.90%
EMERALD EM	-20.00%	-20.80%
EFAV ETF	-35.00%	-35.07%
EEMV ETF	-45.00%	-45.06%
PKW ETF	50.00%	49.85%
Final Basket Level		87.65
Redemption Amount		$876.48
Return on the Securities		-12.35%

Even though the Final Levels of the ProVol Balanced Index, EMERALD and the PKW ETF are greater than their respective Initial Levels, you would receive a Redemption Amount at maturity that is significantly less than $1,000 per $1,000 Face Amount of securities because the increases in the levels of the ProVol Balanced Index, EMERALD and the PKW ETF are more than offset by the decreases in the levels of the EMERALD EM, the EFAV ETF and the EEMV ETF as well as by the effect of the respective Adjustment Factors. In this example, the Final Basket Level would be 87.65, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (105.00% x (0.9975 – (0.01 x (365/365))) – 1) + (1/2 x (110.00% x (1 – (0.01 x (365/365))) – 1)) + (1/2 x (80.00% x (1 – (0.01 x (365/365))) – 1)) + (1/3 x (65.00% x 0.9990 – 1)) + (1/3 x (55.00% x 0.9990 – 1)) + (1/3 x (150.00% x 0.9990 – 1))]
	=	87.65

Accordingly, you would receive a Redemption Amount at maturity of $876.48 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	87.65
				100
	=	$876.48

Example 5: Each of the Basket Components decrease 10.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	-10.00%	-11.13%
EMERALD	-10.00%	-10.90%
EMERALD EM	-10.00%	-10.90%
EFAV ETF	-10.00%	-10.09%
EEMV ETF	-10.00%	-10.09%
PKW ETF	-10.00%	-10.09%
Final Basket Level		67.89
Redemption Amount		$678.85
Return on the Securities		-32.12%

Since the Final Level of each Basket Component is less than its respective Initial Level, you would receive a Redemption Amount at maturity that is significantly less than $1,000 per $1,000 Face Amount of securities. In this example, the Final Basket Level would be 67.89, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (90.00% x (0.9975 – (0.01 x (365/365))) – 1) + (1/2 x (90.00% x (1 – (0.01 x (365/365))) – 1)) + (1/2 x (90.00% x (1 – (0.01 x (365/365))) – 1)) + (1/3 x (90.00% x 0.9990 – 1)) + (1/3 x (90.00% x 0.9990 – 1)) + (1/3 x (90.00% x 0.9990 – 1))]
	=	67.89

Accordingly, you would receive a Redemption Amount at maturity of $678.85 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	67.89
				100
	=	$678.85

Redemption Amount upon a Redemption Trigger Event

The following example illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities payable upon the occurrence of a Redemption Trigger Event. A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to but excluding June 21, 2016 is less than the Redemption Trigger Level of 40. If a Redemption Trigger Event occurs, you will lose a significant portion, and may lose all, of your investment in the securities.

The hypothetical Redemption Amount set forth below assumes the Basket Level is greater than or equal to 40 on each trading day prior to the day on which the Redemption Trigger Event occurs and a Redemption Trigger Event occurs on a trading day that is 60 calendar days after the Trade Date (such trading day will be the Final Valuation Date).

Example 6: The ProVol Balanced Index decreases 30.00%, EMERALD and EMERALD EM decrease 20.00% and each of the Basket ETFs decrease 15.00% from their respective Initial Levels to their respective Final Levels on the Redemption Trigger Valuation Date, which is 60 calendar days after the Trade Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	-30.00%	-30.29%
EMERALD	-20.00%	-20.13%
EMERALD EM	-20.00%	-20.13%
EFAV ETF	-15.00%	-15.09%
EEMV ETF	-15.00%	-15.09%
PKW ETF	-15.00%	-15.09%
Final Basket Level		34.49
Redemption Amount		$344.93
Return on the Securities		-65.51%

In this example, the Final Basket Level would be 34.49, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (70.00% x (0.9975 – (0.01 x (60/365))) – 1) + (1/2 x (80.00% x (1 – (0.01 x (60/365))) – 1)) + (1/2 x (80.00% x (1 – (0.01 x (60/365))) – 1)) + (1/3 x (85.00% x 0.9990 – 1)) + (1/3 x (85.00% x 0.9990 – 1)) + (1/3 x (85.00% x 0.9990 – 1))]
	=	34.49

In this case, your securities will be redeemed early because the Basket Level is less than the Redemption Trigger Level of 40, causing a Redemption Trigger Event to occur. Accordingly, you would receive a Redemption Amount on the Early Redemption Payment Date of $344.93 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	34.49
				100
	=	$344.93

Although the Redemption Trigger Level is 40, the Basket Level decreased significantly below 40 when the Redemption Trigger Event occurs. As a result, you would lose more than 60% of your initial investment.

Redemption Amount upon an Investor Early Redemption

Investors will have the right to cause us to redeem their securities, in whole or in part, for the Redemption Amount on any trading day from but excluding the Trade Date to but excluding June 21, 2016. The following example illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities payable upon an Investor Early Redemption.

The hypothetical Redemption Amount set forth below assumes the Investor Early Redemption occurs on a trading day that is 73 calendar days after the Trade Date.

Example 7: The ProVol Balanced Index decreases 20.00%, while EMERALD, EMERALD EM and each of the Basket ETFs increase 10.00% from their respective Initial Levels to their respective Final Levels on the Final Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
ProVol Balanced Index	-20.00%	-20.36%
EMERALD	10.00%	9.78%
EMERALD EM	10.00%	9.78%
EFAV ETF	10.00%	9.89%
EEMV ETF	10.00%	9.89%
PKW ETF	10.00%	9.89%
Final Basket Level		99.31
Redemption Amount		$993.10
Return on the Securities		-0.69%

Even though the Final Level of each Basket Component other than the ProVol Balanced Index is greater than its Initial Level by 10.00%, you would receive a Redemption Amount at maturity that is less than $1,000 per $1,000 Face Amount of securities because the increases in the levels of the Basket Components other than the ProVol Balanced Index are more than offset by the decrease in the level of the ProVol Balanced Index as well as by the effect of the respective Adjustment Factors. In this example, the Final Basket Level would be 99.31, calculated as follows:

Final Basket Level	=	100 x [1 + ProVol Balanced Index Performance + (1/2 x EMERALD Performance) + (1/2 x EMERALD EM Performance) + (1/3 × EFAV ETF Performance) + (1/3 × EEMV ETF Performance) + (1/3 x PKW ETF Performance)]
	=	100 x [1 + (80.00% x (0.9975 – (0.01 x (73/365))) – 1) + (1/2 x (110.00% x (1 – (0.01 x (73/365))) – 1)) + (1/2 x (110.00% x (1 – (0.01 x (73/365))) – 1)) + (1/3 x (110.00% x 0.9990 – 1)) + (1/3 x (110.00% x 0.9990 – 1)) + (1/3 x (110.00% x 0.9990 – 1))]
	=	99.31

Accordingly, you would receive a Redemption Amount on the Early Redemption Payment Date of $993.10 per $1,000 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	99.31
				100
	=	$993.10

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity) because the ProVol Balanced Index, EMERALD and EMERALD EM Adjustment Factors accrue over 73 days instead of 365 days.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns by offering exposure to one times any increase or decrease in the level of the ProVol Balanced Index, one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the Basket ETFs. The return of each Basket Component is reduced by its applicable Adjustment Factor. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. Any negative performance of the Basket ETFs, when combined with one times any negative performance of the ProVol Balanced Index and/or the equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM in calculating the Redemption Amount, will result in an accelerated loss on your investment. Your payment at maturity or upon an early redemption will be further reduced by the applicable Adjustment Factor of each Basket Component. You may lose some or all of your investment in the securities if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

•	THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced by the applicable Adjustment Factors. Each Adjustment Factor is applied to its respective Basket Component on the relevant Final Valuation Date and will reduce the return on the securities regardless of whether the Final Level of such Basket Component on the Final Valuation Date is greater than, equal to or less than its Initial Level.

•	POTENTIAL EARLY EXIT WITH SIGNIFICANT LOSSES DUE TO THE REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will receive the Redemption Amount payable on the Early Redemption Payment Date based on the Final Basket Level on the relevant Final Valuation Date, even if the levels of the Basket Components subsequently increase. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any subsequent increase in the levels of the Basket Components that may occur after the Final Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

•	INVESTOR EARLY REDEMPTION RIGHT — You will have the right to cause us to redeem the securities, in whole or in part, for the Redemption Amount on any trading day from but excluding the Trade Date to but excluding June 21, 2016.

•	QUARTERLY CASH Payments LINKED TO DividendS OF EXCHANGE TRADED FUNDS — In addition to any cash payment you receive on the Maturity Date or the Early Redemption Payment Date, as applicable, you will also receive a quarterly cash payment per $1,000 Face Amount of securities that equals the total amount of cash dividends declared and paid by each Basket ETF to its shareholders during the applicable Dividend Pass-Thru Payment Period on the number of shares of the applicable Basket ETF equal to its Dividend Pass-Thru Share Amount. No Dividend Pass-Thru Payments will be made after an early redemption.

•	RETURN LINKED TO THE PERFORMANCE OF SIX BASKET COMPONENTS — The return on the securities, which may be positive, zero or negative, is fully exposed to the performance of the ProVol Balanced Index, an equally weighted EMERALD sub-index composed of EMERALD and EMERALD EM and an equally weighted ETF sub-index composed of the EFAV ETF, the EEMV ETF and the PKW ETF.

The Deutsche Bank ProVol Balanced Index

The Deutsche Bank ProVol Balanced Index (the “ProVol Balanced Index”) is one of three versions of the Deutsche Bank ProVol Indices (the “ProVol Indices”). The ProVol Indices reflect the economic performance over time, less costs, of a strategy designed to generate returns from the expected volatility of the S&P 500® Index by taking a daily rebalanced notional long or short position in the Deutsche Bank Short-Term VIX Futures Index (the “VIX Futures Index”). The VIX Futures Index tracks the market expectation of short-term volatility (i.e., implied volatility) by means of a daily-rolling notional long position in first month and second month futures contracts (the “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”).

Each ProVol Index dynamically adjusts its long and short exposure to the VIX Futures Index based on the size and direction of a signal (the “Signal”) calculated using three volatility indicators and a resulting allocation to the VIX Futures Index (the “Allocation”) based on the Signal. The three volatility indicators are: (i) the probability of being in a high-volatility environment as measured by Deutsche Bank’s proprietary Volatility Regime Model, (ii) three-month implied volatility as measured by the CBOE S&P 500® 3-Month Volatility Index (the “VXV Index”) and (iii) the “steepness” of the implied volatility curve as measured by the ratio of the VXV Index to the VIX Index. In addition to the three volatility indicators, the Signal also takes into account the prior day’s Allocation.

Together, the Signal and Allocation are designed generally to have long exposure to the VIX Futures Index during periods of high realized volatility, when there is a high probability that implied volatility will increase and/or the cost of carrying VIX futures contracts is low, and generally to have short exposure during periods of low realized volatility, when implied volatility is likely to decrease and/or the cost of carrying VIX futures contracts is high. By dynamically allocating its exposure, each ProVol Index seeks to capture returns from both high and low volatility markets and keep costs and risk lower by holding VIX futures contracts only when it is expected to be advantageous to do so. The ProVol Balanced Index aims for a balanced approach of capturing returns equally from increases in implied volatility and high carrying costs by applying a leverage factor of 150% (1.5 times) regardless of whether the Allocation is positive or negative. In calculating the levels of the ProVol Indices, Deutsche Bank AG, as the index sponsor, will deduct an index fee (the “Index Fee”). From and including 2006 to and including 2014, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%. Because the calculation of the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2006 to and including September 23, 2012 were retroactively calculated. This is just a summary of the ProVol Balanced Index. For additional information about the ProVol Balanced Index, please see the section entitled “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7 dated March 4, 2013.

The Deutsche Bank Equity Mean Reversion Alpha Index

The Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG on October 12, 2009 and is calculated, maintained and published by Deutsche Bank AG, London Branch. The calculation of EMERALD includes a cost factor that historically has decreased the level of EMERALD on average approximately 1 basis point (0.01%) per trading day. From and including 1998 to and including 2014, the annual cost factor for EMERALD has ranged from 1.35% to 4.47%. Because the calculation of EMERALD began on October 12, 2009, the annual cost factor from and including 1998 to and including October 12, 2009 were retroactively calculated. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998. This is just a summary of EMERALD. For additional information about EMERALD, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5 dated September 28, 2012.

The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets

The Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the iShares® MSCI Emerging Markets ETF on a weekly rolling basis. EMERALD EM was created by Deutsche Bank AG on January 13, 2011 and is calculated, maintained and published by Deutsche Bank AG, London Branch. The calculation of EMERALD EM includes a cost factor that historically has decreased the level of EMERALD on average approximately 1.5 basis point (0.015%) per trading day. From and including 2006 to and including 2014, the annual cost factor for EMERALD EM has ranged from 2.09% to 5.08%. Because the calculation of EMERALD EM began on January 13, 2011, the annual cost factor from and including 2006 to and including January 13, 2011 were retroactively calculated. EMERALD EM is denominated in U.S. dollars and its closing level was set to 100 on December 30, 2005. This is just a summary of EMERALD EM. For additional information about EMERALD EM, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5 dated September 28, 2012.

The iShares MSCI EAFE Minimum Volatility ETF

The iShares® MSCI EAFE Minimum Volatility ETF (the “EFAV ETF”) is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the EFAV ETF. The EFAV ETF seeks to track the investment results of the MSCI EAFE Minimum Volatility Index (the “EFAV Tracked Index”). The EFAV Tracked Index selects its constituent stocks from the same equity universe as the MSCI EAFE Index. However, the EFAV Tracked Index aims to reflect the performance characteristics of the MSCI EAFE Index while applying a minimum variance strategy that seeks to lower the EFAV Tracked Index’s beta and volatility as compared to the MSCI EAFE Index. The MSCI EAFE Index has been developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance that is composed of equity securities in the European, Australasian and Far Eastern markets. The EFAV ETF trades on NYSE Arca under the ticker symbol “EFAV.” It is possible that the EFAV ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the EFAV Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the EFAV ETF, the fees and expenses of the EFAV ETF or due to other circumstances. This is just a summary of the EFAV ETF. For additional information about the EFAV ETF, please see the section entitled “The Basket ETFs” in this term sheet.

The iShares MSCI Emerging Markets Minimum Volatility ETF

The iShares® MSCI Emerging Markets Minimum Volatility ETF (the “EEMV ETF”) is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the EEMV ETF. The EEMV ETF seeks to track the investment results of the MSCI Emerging Markets Minimum Volatility Index (the “EEMV Tracked Index”). The EEMV Tracked Index selects its constituent stocks from the same equity universe as the MSCI Emerging Markets Index. However, the EEMV Tracked Index aims to reflect the performance characteristics of the MSCI Emerging Markets Index while applying a minimum variance strategy that seeks to lower the EEMV Tracked Index’s beta and volatility as compared to the MSCI Emerging Markets Index. The MSCI Emerging Markets Index has been developed by MSCI as an equity benchmark for emerging market stock performance that is composed of equity securities in emerging markets. The EEMV ETF trades on NYSE Arca under the ticker symbol “EEMV.” It is possible that the EEMV ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the EEMV Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the EEMV ETF, the fees and expenses of the EEMV ETF or due to other circumstances. This is just a summary of the EEMV ETF. For additional information about the EEMV ETF, please see the section entitled “The Basket ETFs” in this term sheet.

PowerShares BuyBack Achievers™ Portfolio

The PowerShares BuyBack Achievers™ Portfolio (the “PKW ETF”) is an exchange-traded fund of PowerShares Exchange-Traded Fund Trust (“PowerShares Trust”) that is managed by Invesco PowerShares Capital Management LLC (“Invesco”). PowerShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the PKW ETF. The PKW ETF seeks investment results that generally correspond, before fees and expenses, to the price and yield performance of the NASDAQ US BuyBack AchieversTM Index (the “PKW Tracked Index”). The PKW Tracked Index is a modified market capitalization-weighted index composed of U.S. securities issued by corporations that have effected a net reduction in shares outstanding of 5% or more in the trailing 12 months. The PKW ETF trades on NYSE Arca under the ticker symbol “PKW.” It is possible that the PKW ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the PKW Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the PKW ETF, the fees and expenses of the PKW ETF or due to other circumstances. This is just a summary of the PKW ETF. For additional information about the PKW ETF, please see the section entitled “The Basket ETFs” in this term sheet.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the components of the Basket Components. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus addendum before you decide that an investment in the securities is suitable for you.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not pay any coupons and do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to one times any increase or decrease in the level of the ProVol Balanced Index, one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the Basket ETFs. Because the securities provide leveraged exposure to the Basket Components on a combined basis, your investment will be fully exposed to any decrease in the levels of the Basket Components on a combined basis, resulting in a leveraged loss on your investment. Because the ProVol Balanced Index’s Basket Component Weighting in the Basket is 1 (accounting for one-third of the Basket), any decrease in the level of the ProVol Balanced Index could have a significant negative impact on the Basket Level even though the Basket Level is based on any increase or decrease in the levels of the Basket Components as a whole. In particular, any positive performance of any Basket ETF may be more than offset by any negative performance of the ProVol Balanced Index. The Basket Level could decrease very rapidly if the levels of all of the Basket Components decrease simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable in respect of the securities, regardless of whether the performance of any Basket Component is positive, zero or negative. Even if the level of the Basket does not decline, you will lose some of your initial investment if the levels of the Basket Components as a whole do not increase sufficiently to offset the effect of the applicable Adjustment Factors. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If the Basket Level is less than the Redemption Trigger Level on any trading day from but excluding the Trade Date to but excluding June 21, 2016, a Redemption Trigger Event has occurred. Upon the occurrence of a Redemption Trigger Event, we will redeem the securities on the Early Redemption Payment Date for the Redemption Amount calculated using the Final Basket Level on the relevant Final Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any subsequent increase in the levels of the Basket Components that may occur after the relevant Final Valuation Date, you will not receive any Dividend Pass-Thru Payments after the Early Redemption Payment Date and you will lose a significant portion, and may lose all, of your investment in the securities.

•	YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF THE PROVOL BALANCED INDEX, ONE TIMES THE PERFORMANCE OF AN EQUALLY WEIGHTED EMERALD SUB-BASKET COMPOSED OF EMERALD AND EMERALD EM AND ONE TIMES THE PERFORMANCE OF AN EQUALLY WEIGHTED ETF SUB-BASKET COMPOSED OF THE BASKET ETFS — The Redemption Amount payable at maturity or upon an early redemption will reflect one times any increase or decrease in the level of the ProVol Balanced Index, one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of EMERALD and EMERALD EM and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the Basket ETFs, in each case as measured from the Trade Date to the relevant Final Valuation Date, and each Basket Component is reduced by its applicable Adjustment Factor. The performance of each Basket Component is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Components decrease or offsetting gains if the level of one Basket Component increases and the levels of the other Basket Components decrease. Because the ProVol Balanced Index’s Basket Component Weighting in the Basket is 1 (thereby accounting for one-third of the Basket), any negative performance of the ProVol Balanced Index will have a substantial effect on your return even though the performance of the Basket is based on any increase or decrease in the level of the Basket as a whole.

•	THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Component. The Adjustment Factor for the ProVol Balanced Index reduces the performance of the ProVol Balanced Index by approximately 25 basis points (0.25%) regardless of how long the securities remain outstanding and an additional

100 basis points (1.00%) per annum. The Adjustment Factor for each of EMERALD and EMERALD EM reduces the performance of such Basket Index by approximately 100 basis points (1.00%) per annum. The Adjustment Factor for each Basket ETF reduces the performance of such Basket ETF by approximately 10 basis points (0.10%) regardless of how long the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Redemption Amount increases as the Final Levels of the Basket Components increase relative to their applicable Initial Levels. The effect of each Basket Component’s Adjustment Factor has on the return on the securities depends on such Basket Component’s Basket Component Weighting in the Basket. The Adjustment Factor of each Basket Component is applied to the Final Level of such Basket Component on the relevant Final Valuation Date, as applicable, and will reduce the return on the securities regardless of whether or not the Final Level of such Basket Component is greater than, equal to or less than its Initial Level.

•	THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If the securities are not redeemed early, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the return may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	The securities may be written down, be converted or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased positive correlation among the Basket Components, in particular when one or more Basket Components decrease. The value of the securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

•	THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, the performance of the Basket Component with the higher weighting (in this case, the ProVol Balanced Index) will influence the Redemption Amount to a greater degree than the performance of the Basket Components with the lower weightings (in this case, the other Basket Components). If the ProVol Balanced Index performs poorly, that poor performance could negate or diminish the effect on the Redemption Amount of any positive performance by the other Basket Components.

•	PROVOL BALANCED INDEX STRATEGY RISK — The strategy of the ProVol Balanced Index is to generate returns from the expected volatility of the S&P 500® Index by dynamically adjusting a long or short position in the VIX Futures Index based on the size and direction of the Signal and the resulting Allocation based on that Signal. The Signal aims to determine the likely short-term direction of implied volatility and the level of carrying costs. However, the Signal may not be predictive of the short-term direction of implied volatility and/or the level of carrying costs. If the Signal is not successful in determining the likely short-term direction of implied volatility and/or the level of carrying costs, then the resulting Allocation based on that Signal may result in a notional long or short position in the VIX Futures Index that declines in value and causes the levels of the ProVol Balanced Index to decrease. Furthermore, because the ProVol Balanced Index aims for a balanced approach of capturing returns equally from increases in implied volatility and high carrying costs by applying a leverage factor of 150% (1.5 times) regardless of whether the Allocation is positive or negative, any decline in the level of the VXV Futures Index will be leveraged 1.5 times.

•	THE PROVOL BALANCED INDEX CONTAINS EMBEDDED COSTS — In calculating the level of the ProVol Balanced Index, Deutsche Bank AG, as the index sponsor, will deduct an Index Fee. The Index Fee takes into account changes in the notional VIX futures contracts position measured by the ProVol Balanced Index associated both with the daily rolling from the first month to the second month VIX futures contracts underlying the VIX Futures Index as well as with any changes in the size of the notional position in the VIX Futures Index. Thus, large or more frequent shifts in the Signal or greater or more frequent changes in VIX futures contracts prices will require greater reallocation and will result in higher costs. Additionally, lower VIX futures contracts prices, which require a greater number of contracts to be notionally traded in order to achieve the same value, will also result in higher costs. Because the ProVol Balanced Index takes a leveraged position in the VIX Futures Index, the Index Fee will be leveraged in the ProVol Balanced Index.

Deutsche Bank AG expects the Index Fee to average between 1.5 basis points and 2 basis points (0.015% and 0.02%) per trading day. However, the actual Index Fee may be substantially higher on days when there is a substantial change in the Allocation or prices of the VIX futures contracts, resulting in a substantial number or value of VIX futures contracts notionally traded. From and including 2006 to and including 2014, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%. Because the calculation of the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2006 to and including September 23, 2012 were retroactively calculated.

•	THERE MAY BE SIGNIFICANT FLUCTUATIONS IN THE LEVEL OF THE PROVOL BALANCED INDEX, WHICH COULD AFFECT THE VALUE OF THE SECURITIES — The performance of the ProVol Balanced Index is dependent on the performance of the notional long or short positions in the VIX Futures Index. As a consequence, investors should understand that their investment is exposed to the performance of the notional long or short positions in VIX futures contracts. The prices of the VIX futures contracts can be volatile and move dramatically over short periods of time. There can be no assurance that the relevant notional long or short exposure will not be subject to substantial negative returns. Positive returns on the ProVol Balanced Index may therefore be reduced or eliminated entirely due to movements in market parameters.

•	VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004, and not all future contracts to all relevant maturities have traded at all times since that date. Because the VIX futures contracts that underlie the ProVol Balanced Index are of recent origin and limited historical information data exists with respect to them, your investment in the securities may involve a greater risk than investing in alternative securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decrease in the future, which could affect adversely the value of the securities.

•	THE VIX INDEX AND VXV INDEX ARE BASED ON THEORETICAL CALCULATIONS AND ARE NOT TRADABLE INDICES — The VIX Index and the VXV Index (used to calculate the second and third volatility indicators of the ProVol Balanced Index) are theoretical calculations and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contracts reflected in the VIX Futures Index is based on this theoretically derived calculation. As a result, the behavior of the VIX futures contracts may be different from futures contracts whose settlement prices are based on a comparable tradable asset.

•	THE SECURITIES ARE NOT LINKED TO THE VIX INDEX, AND THE VALUE OF THE SECURITIES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE SECURITIES BEEN LINKED TO THE VIX INDEX — The value of the securities will be linked, in part, to the value of the ProVol Balanced Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The ProVol Balanced Index is based upon holding a notional long or short position in the VIX Futures Index, which holds a rolling long position in VIX futures contracts. The VIX futures contracts will not necessarily track the performance of the VIX Index. The VIX Futures Index may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall. Thus, the ProVol Balanced Index may not benefit from increases or decreases in the level of the VIX Index either. Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than the securities.

•	EMERALD STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an index exhibiting negative serial correlation would under-represent the amount by which the index moved during the week and realized volatility measured from daily returns of such an index would exceed realized volatility measured from weekly returns. EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500® Index by periodically buying daily volatility and selling weekly volatility on the S&P 500® Index in equal notional amounts. The level of EMERALD will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decrease if daily realized volatility is less than weekly realized volatility over a given week. There is no assurance that any negative serial correlation of daily returns of the S&P 500® Index will exist at any time during the term of the securities and thus no assurance that the level of EMERALD will increase during the term of the securities. Furthermore, the level of EMERALD may sharply decline if the S&P 500® Index continues to increase or decrease in the same direction for more than a few weekdays, resulting in weekly realized volatility greatly exceeding daily realized volatility. EMERALD employs the methodology described in the accompanying underlying supplement No. 5 to implement its strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the S&P 500® Index. You will not benefit from any results determined on the basis of any such alternative measure.

•	EMERALD CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof. Each week the notional amount of each sub-index of EMERALD is reset based on the volatility at resetting over a 6 month period. The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day. The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry. The daily observed volatility of each sub-index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD. Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day. From and including 1998 to and including 2014, the annual cost factor for EMERALD has ranged from 1.35% to 4.47%. Because the calculation of EMERALD began on October 12, 2009, the annual cost factor from and including 1998 to and including October 12, 2009 were retroactively calculated.

•	EMERALD EM STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an asset exhibiting negative serial correlation would under-represent the amount by which the asset moved during the week and realized volatility measured from daily returns of such an asset would exceed realized volatility measured from weekly returns. EMERALD EM reflects a strategy that aims to monetize any negative serial correlation exhibited by the shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”) by periodically buying daily volatility and selling weekly volatility on the EEM Shares in equal notional amounts. The level of EMERALD EM will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decrease if daily realized volatility is less than weekly realized volatility over a given week. There is no assurance that any negative serial correlation of daily returns of the EEM Shares will exist at any time during the term of the securities and thus no assurance that the level of EMERALD EM will increase during the term of the securities. Furthermore, the level of EMERALD EM may sharply decline if the price of the EEM Shares continues to increase or decrease in the same direction for more than a few weekdays, resulting in weekly realized volatility greatly exceeding daily realized volatility. EMERALD EM employs the methodology described in the accompanying underlying supplement No. 5 to implement its strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the EEM Shares. You will not benefit from any results determined on the basis of any such alternative measure.

•	EMERALD EM CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD EM represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the EEM Shares less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof. Each week the notional amount of each sub-index of EMERALD EM is reset based on the realized daily volatility over the past 3 months. The daily-observation volatility of each sub-index is scaled by a factor of 0.97, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD EM. Historically, this cost factor has been on average approximately 1.5 basis point (0.015%) per trading day. From and including 2006 to and including 2014, the annual cost factor for EMERALD EM has ranged from 2.09% to 5.08%. Because the calculation of EMERALD EM began on January 13, 2011, the annual cost factor from and including 2006 to and including January 13, 2011 were retroactively calculated. EMERALD EM is denominated in U.S. dollars and its closing level was set to 100 on December 30, 2005.

•	THE MINIMUM VARIANCE STRATEGIES EMPLOYED BY THE ISHARES ETFS AND THEIR TRACKED INDICES MAY NOT ALWAYS BE SUCCESSFUL — The EFAV ETF and the EEMV ETF (the “iShares ETFs”) seek to track the investment results of the EFAV Tracked Index and the EEMV Tracked Index (together, the “MSCI Minimum Vol Indices”), respectively, The MSCI Minimum Vol Indices aim to reflect the performance characteristics of the MSCI EAFE Index and the MSCI Emerging Markets Index (the “Parent Indices”), as applicable, while applying a minimum variance strategy that seeks to lower the MSCI Minimum Vol Indices’ beta and volatility as compared to their respective Parent Indices for a given set of constraints. To accomplish this, each MSCI Minimum Vol Index applies the Barra open optimizer, in combination with the relevant Barra equity model, to select its constituent stocks and their weights. However, the methodology of the Barra open optimizer, in combination with the relevant Barra equity model, may not be successful in constructing the MSCI Minimum Vol Indices such that they have lower betas and volatility relative to their respective Parent Indices. In this circumstance, because the iShares ETFs seek to track the performance of its respective MSCI Minimum Vol Index, the price of the shares of the iShares ETFs and the value of the securities may be adversely affected. Even if the Barra open optimizer, in combination with the relevant Barra equity model, is successful at selecting constituent stocks and their weights in the MSCI Minimum Vol Indices such that the indices have lower volatility than their respective Parent Indices, the MSCI Minimum Vol Indices may underperform their respective Parent Indices, which may adversely affect the price of the shares of the iShares ETFs and the value of the securities.

Even if the strategy of the MSCI Minimum Vol Indices is successful, the levels of the MSCI Minimum Vol Indices may decline, which will adversely affect the prices of the shares of the iShares ETFs and the value of the securities.

•	THE PKW ETF HAS STRATEGY RISK — The PKW ETF seeks investment results that generally correspond, before fees and expenses, to the price and yield performance of the PKW Tracked Index, which is a modified market capitalization-weighted index composed of U.S. securities issued by corporations that have effected a net reduction in shares outstanding of 5% or more in the trailing 12 months. However, there is no assurance that the constituent stocks of the PKW Tracked Index will perform better than the equity market generally. If the strategy of the PKW ETF and the PKW Tracked Index is not successful, the price of the shares of the PKW ETF and the value of the securities may be adversely affected. Even if the strategy of the PKW ETF and the PKW Tracked Index is successful and outperforms the equity market generally, the price of the shares of the PKW ETF may decline, which will adversely affect the value of your securities.

•	THE PKW ETF MAY HAVE INDUSTRY CONCENTRATION RISK — The component stocks held by the PKW ETF may be concentrated to a significant degree in securities of issuers in a single industry or sector, or in a limited variety of industries or sectors. By concentrating its investments, the PKW ETF may face more risks than if it were diversified broadly over numerous industries or sectors. If the component stocks held by the PKW ETF are concentrated in a single industry or sector, or in a limited variety of industries or sectors, shares of the PKW ETF may be subject to increased price volatility and may be more susceptible to economic, market, political or regulatory occurrences affecting the underlying stocks’ relevant industry or sector. In addition, at times, such industry or sector may underperform other industries or the market as a whole. Therefore, if the PKW ETF becomes concentrated in securities of issuers in a single industry or sector, or in a limited variety of industries or sectors, the value of the securities may be adversely affected.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the securities underlying EMERALD EM and the iShares ETFs are denominated in foreign currencies but EMERALD EM and the iShares ETFs are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the returns of EMERALD EM and the iShares ETFs. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between the countries represented in EMERALD EM, the iShares ETFs and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in EMERALD EM, the iShares ETFs and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in EMERALD EM and the iShares ETFs, the United States and other countries important to international trade and finance. The exposure to exchange rate risk may result in reduced returns to EMERALD EM and/or the iShares ETFs and have an adverse impact on the value of the securities

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The securities underlying EMERALD EM and the iShares ETFs are issued by companies incorporated outside of the U.S. Because such underlying securities also trade outside U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the levels or prices, as applicable, of EMERALD EM and the iShares ETFs and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of EMERALD EM and the EEMV ETF. The securities underlying EMERALD EM and the EEMV ETF include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and your return on the securities.

•	THE ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THIS TERM SHEET — The Calculation Agent will make adjustments to the Share Adjustment Factors, which will initially be set at 1.0, for certain events affecting the shares of the Basket ETFs. The Calculation Agent is not required, however, to make adjustments in response to all events that could affect the shares of the Basket ETFs. If such an event occurs that does not require the Calculation Agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the Calculation Agent may, at its sole discretion, make adjustments to the Share Adjustment Factors or any other terms of the securities that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Basket ETFs in circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket ETFs described in this term sheet may be materially adverse to investors in the securities. You should read the section “General Terms of the Securities – Anti-dilution Adjustments for Funds” in this term sheet in order to understand the adjustments that may be made to the securities.

•	FLUCTUATION OF NAV — The market prices of the shares of the Basket ETFs may fluctuate in accordance with changes in their net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAVs of the Basket ETFs may fluctuate with changes in the market value of the Basket ETFs’ securities holdings. Therefore, the market price of the shares of each Basket ETF may differ from its NAV per share and such Basket ETF may trade at, above or below its NAV per share.

•	ADJUSTMENTS TO A BASKET ETF OR TO ITS TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the iShares ETFs, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective MSCI Minimum Vol Indices. The stocks included in the MSCI Minimum Vol Indices are selected by MSCI. MSCI may add, delete or substitute the component securities underlying each MSCI Minimum Vol Index, which could change the value of such MSCI Minimum Vol Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the securities composing either of the iShares ETFs. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the iShares ETF, which could cause the value of the securities to decrease.

Invesco is the investment advisor to the PKW ETF, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the PKW Tracked Index. The stocks included in the PKW Tracked Index are selected by the NASDAQ OMX Group, Inc (“NASDAQ OMX”). NASDAQ OMX may add, delete or substitute the component securities underlying the PKW Tracked Index, which could change the value of the PKW Tracked Index. Pursuant to its investment strategy or otherwise, Invesco may add, delete or substitute the securities composing the PKW ETF. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the PKW ETF, which could cause the value of the securities to decrease.

•	THE BASKET ETFS AND THEIR TRACKED INDICES ARE DIFFERENT — The performance of the Basket ETFs may not exactly replicate the performance of the EFAV Tracked Index, EEMV Tracked Index and PKW Tracked Index (together the “Tracked Indices”), as applicable, because such Basket ETF will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that a Basket ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such Basket ETF or due to other circumstances. For all of the foregoing reasons, the performance of a Basket ETF may not correlate with the performance of its Tracked Index.

•	THERE IS NO AFFILIATION BETWEEN A BASKET ETF AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY A BASKET ETF — We are not affiliated with any Basket ETF or the issuers of the component securities held by such Basket ETF or underlying its Tracked Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by a Basket ETF or underlying its Tracked Index. In the course of this business, we or our affiliates may acquire non-public information about the issues of the component stocks held by the Basket ETFs or underlying the Tracked Index and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by a Basket ETF or underlying its Tracked Index or any of the issuers of the component securities held by the Basket ETF or underlying its Tracked Index. You, as an investor in the securities, should make your own investigation into the component securities held by any Basket ETF or underlying its track index and the issuers of the component securities held by the Basket ETF or underlying its Tracked Index. Neither the Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its Tracked Index are involved in this offering of securities in any way and none of them has any obligation of any sort with respect to your securities. Neither a Basket ETF nor any of the issuers of the component securities held by the Basket ETF or underlying its Tracked Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•	THE PROVOL BALANCED INDEX, EMERALD EM AND THE ISHARES ETFS HAVE LIMITED PERFORMANCE HISTORIES — Calculation of the ProVol Balanced Index began on September 24, 2012 and the calculation of EMERALD EM began on January 13, 2011. Therefore, both the ProVol Balanced Index and EMERALD EM have limited performance histories and no actual investment which allowed tracking of the performance of the ProVol Balanced Index and EMERALD EM was possible before their respective inception dates. Furthermore, the index methodologies of the ProVol Balanced Index and EMERALD EM was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected their performances. The returns of the ProVol Balanced Index prior to September 24, 2012 and the returns of EMERALD EM prior to January 13, 2011 were achieved by means of a retroactive application of their back-tested index methodologies designed with the benefit of hindsight. In addition, both of the iShares ETFs commenced trading on October 20, 2011 and therefore have limited performance histories.

•	PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the securities may bear little relation to the historical closing levels or prices, as applicable, of such Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Basket Components or whether the performance of the Basket will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the level of the Basket has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels or prices, as applicable, of the Basket Components will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the shares of the Basket ETFs, the stocks underlying the Basket Components and changes that affect those stocks and their issuers;

•	the occurrence of certain events affecting the Basket ETFs that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the component securities underlying EMERALD EM and the iShares ETFs are traded in;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components, the Tracked Indices of the Basket ETFs or the markets generally;

•	the composition of the Basket Components;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Basket Components on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels or prices, as applicable, of the Basket Components and make it less likely that you will receive a positive return on your investment in the securities. Such trading and hedging activities may also cause the occurrence of a

Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. Introducing competing products into the marketplace in this manner could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OR PRICES, AS APPLICABLE, OF THE BASKET COMPONENTS OR THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Basket Components.

•	POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT AND THE SPONSOR OF THE BASKET INDICES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the Basket Indices. We, as the Calculation Agent, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event (as defined below) with respect to each Basket Component and the amount of the Dividend Pass-Thru Payment payable each quarter. If a Market Disruption Event occurs on the relevant Final Valuation Date, the Calculation Agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Closing Level of the disrupted Basket Component. As the sponsor of the Basket Indices, we carry out calculations necessary to promulgate the Basket Indices, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the Basket Indices in the event the regular means of determining the Basket Indices are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the Basket Indices. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the Basket Indices may affect the Redemption Amount you receive at maturity or upon an early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates of ours are potentially adverse to your interests as an investor in the securities. The Calculation Agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred and, in some circumstances, the levels or prices related to the Basket Components that affect whether a Redemption Trigger Event has occurred. Any determination by the Calculation Agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated Dividend Pass-Thru Payments, as described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective non-U.S. investors should expect to be withheld on with respect to Dividend Pass-Thru Payments, as described below in “U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.” You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket ETFs

The iShares ETFs

We have derived all information contained in this term sheet regarding the iShares® MSCI EAFE Minimum Volatility ETF (the “EFAV ETF”) and the iShares® MSCI Emerging Markets Minimum Volatility ETF (the “EEMV ETF,” and together with the EFAV ETF, the “iShares ETFs”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, iShares, Inc. (“iShares”), iShares Trust and BlackRock Fund Advisors (“BFA”). The iShares ETFs are investment portfolios maintained and managed by iShares. BFA is the investment advisor to the iShares ETFs.

iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares ETFs. Information provided to or filed with the SEC by iShares Trust pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at.http://www.sec.gov. For additional information regarding iShares, iShares Trust, BFA and iShares ETFs, please see iShares Trust’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The iShares® MSCI EAFE Minimum Volatility ETF

The EFAV ETF seeks to track the investment results of the MSCI EAFE Minimum Volatility Index (the “EFAV Tracked Index”). The EFAV Tracked Index selects its constituent stocks from the same equity universe as the MSCI EAFE Index. However, the EFAV Tracked Index aims to reflect the performance characteristics of the MSCI EAFE Index while applying a minimum variance strategy that seeks to lower the EFAV Tracked Index’s beta and volatility as compared to the MSCI EAFE Index. The MSCI EAFE Index has been developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance that is composed of equity securities in the European, Australasian and Far Eastern markets.

The EFAV ETF is an exchange traded fund that trades on NYSE Arca under the ticker symbol “EFAV.” For more information about the composition, investment objective and strategy of the EFAV ETF, please see the section entitled “Exchange Traded Funds — The iShares Exchange Traded Funds — Methodology” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The EFAV Tracked Index is reported by Bloomberg under ticker symbol “MXEAMVOL.” For more information about the EFAV Tracked Index, see below. For more information about the MSCI EAFE Index, see the accompanying underlying supplement No. 1 dated October 1, 2012.

The iShares® MSCI Emerging Markets Minimum Volatility ETF

The EEMV ETF seeks to track the investment results of the MSCI Emerging Markets Minimum Volatility Index (the “EEMV Tracked Index”). The EEMV Tracked Index selects its constituent stocks from the same equity universe as the MSCI Emerging Markets Index. However, the EEMV Tracked Index aims to reflect the performance characteristics of the MSCI Emerging Markets Index while applying a minimum variance strategy that seeks to lower the EEMV Tracked Index’s beta and volatility as compared to the MSCI Emerging Markets Index. The MSCI Emerging Markets Index has been developed by MSCI as an equity benchmark for emerging market stock performance that is composed of equity securities in emerging markets.

The EEMV ETF is an exchange traded fund that trades on NYSE Arca under the ticker symbol “EEMV.” For more information about the composition, investment objective and strategy of the EEMV ETF, please see the section entitled “Exchange Traded Funds — The iShares Exchange Traded Funds — Methodology” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The EEMV Tracked Index is reported by Bloomberg under ticker symbol “MXEFMVOL.” For more information about the EEMV Tracked Index, see below. For more information about the MSCI Emerging Markets Index, see the accompanying underlying supplement No. 1 dated October 1, 2012.

The MSCI EAFE Minimum Volatility Index and the MSCI Emerging Markets Minimum Volatility Index

The EFAV Tracked Index and the EEMV Tracked Index (each a “MSCI Minimum Vol Index,” together the “MSCI Minimum Vol Indices”) are calculated using the MSCI EAFE Index and the MSCI Emerging Markets Index, respectively

(each a “Parent Index”). Each Parent Index is a member of the MSCI Global Investable Market Index family, calculated, maintained and published by MSCI.

MSCI announced on January 15, 2015 that, effective with the November 2015 semi-annual index review, securities traded outside of their issuer’s country of classification (i.e., “foreign listings”) may become eligible for inclusion in certain MSCI Country Investable Market Indices within the MSCI Global Investable Market Indices.  A MSCI Country Investable Market Index is eligible to include foreign listings if it meets the Foreign Listing Materiality Requirement.  To meet the “Foreign Listing Materiality Requirement,” the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI All Country World Index Investable Market Index. MSCI expects that for the November 2015 semi-annual index review, Hong Kong, which is covered by the MSCI EAFE Index, and China, Peru and Russia (but only selected listings in London and New York), which are covered by the MSCI Emerging Markets Index, will meet the Foreign Listing Materiality Requirement.

Methodology of the MSCI Minimum Vol Indices

Each MSCI Minimum Vol Index is calculated by optimizing its respective Parent Index by using an estimated security co-variance matrix (based on the relevant Barra multi-factor equity model) to produce an index that has the lowest absolute volatility for a given set of constraints.

Constructing the MSCI Minimum Vol Indices

Defining the Optimization Constraints — For each MSCI Minimum Vol Index, during a semi-annual index review, the following optimization constraints are employed, which aim to ensure replicability and investability while achieving the lowest volatility for a given set of constraints:

•	the maximum weight of a constituent stock will be restricted to the lower of 1.50% or 20 times the weight of the constituent stock in the Parent Index;

•	the minimum weight of a constituent stock will be 0.05%;

•	for countries with a weight greater than 2.50% in the Parent Index, the weight in the MSCI Minimum Vol Index will not deviate more than +/-5% from the country weight in the Parent Index;

•	for countries with weight less than 2.50% in the Parent Index, the weight in the MSCI Minimum Vol Index will be capped at 3 times their weight in the Parent Index;

•	the sector weights of the MSCI Minimum Vol Index will not deviate more than +/-5% from the sector weights of the Parent Index;

•	no constraint will be applied on the exposure of the MSCI Minimum Vol Index to the Barra volatility risk index factor. Exposure to all other Barra risk index factors will be restricted to +/-0.25 standard deviations relative to the Parent Index; and

•	the one way turnover of the MSCI Minimum Vol Index is constrained to a maximum of 10%.

During the semi-annual index review, in the event that there is no optimal solution that satisfies all the optimization constraints, the following constraints will be relaxed, until an optimal solution is found:

•	relax the turnover constraint in steps of 5%, up to a maximum of 30%; and

•	relax the minimum weight constraint in steps of 0.01% up to a minimum of 0.01%.

In the event no optimal solution is found after the above constraints have been relaxed, the relevant MSCI Minimum Vol Index will not be rebalanced for that semi-annual index review.

Determining the Optimized Portfolio — Each MSCI Minimum Vol Index is constructed using the most recent release of the Barra open optimizer in combination with the relevant Barra equity model. The optimization uses the Parent Index as the universe of eligible securities and the specified optimization objective and constraints to determine the optimal MSCI Minimum Vol Index. The Barra open optimizer determines the optimal solution, i.e. the portfolio with the lowest total risk, using an estimated security co-variance matrix under the applicable investment constraints.

Maintaining the MSCI Minimum Vol Indices

Semi-annual Index Reviews — The changes resulting from the index review of each MSCI Minimum Vol Index will be made as of the close of the last business day of May and November, coinciding with the May and November semi-annual index review of the applicable Parent Index.

The pro forma indexes are in general announced nine business days before the effective date.

The security co-variance matrix used to determine the MSCI Minimum Vol Indices is maintained on a monthly basis. For the May and the November semi-annual index reviews, the security covariance matrices as of the end of April and the end of October are used, respectively.

At each rebalancing, a constraint factor is calculated for each constituent stock in the applicable MSCI Minimum Vol Index. The constraint factor is defined as the weight in the applicable MSCI Minimum Vol Index at the time of the rebalancing divided by the weight in the applicable Parent Index. The constraint factor as well as the constituent stocks in the applicable MSCI Minimum Vol Index remains constant between index reviews except in case of corporate events as described below.

Ongoing Event Related Changes — In general, each MSCI Minimum Vol Index follows the event maintenance of the Parent Index. However, IPOs and other newly listed securities will only be considered for inclusion at the next semi-annual index review, even if they qualify for early inclusion in the Parent Index. Furthermore, the general treatment of additions and deletions due to corporate events aims at minimizing turnover in the MSCI Minimum Vol Indices. There will be no early inclusion of new securities to a MSCI Minimum Vol Index, except when the new security results from an event affecting an existing constituent stock (e.g., merger, acquisition, spin off). In the event of a merger or an acquisition where a constituent stock acquires another constituent stock or merges with another constituent stock, the remaining company is maintained in the applicable MSCI Minimum Vol Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event. If a spun off security of a constituent stock is added to the Parent Index, it will be added to the applicable MSCI Minimum Vol Index with the same constraint factor as the Parent Index. A constituent stock deleted from the Parent Index following a corporate event or during the quarterly index review of the Parent Index will be simultaneously deleted from the applicable MSCI Minimum Vol Index.

PowerShares BuyBack AchieversTM Portfolio

We have derived all information contained in this term sheet regarding the PowerShares BuyBack AchieversTM Portfolio (the “PKW ETF,” and together with the iShares ETFs, the “Basket ETFs”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by Invesco PowerShares Capital Management LLC (“Invesco”) and PowerShares Exchange-Traded Fund Trust (“PowerShares Trust”). The PKW ETF is an investment portfolio maintained and managed by Invesco, its investment advisor.

PowerShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the PKW ETF. Information provided to or filed with the SEC by PowerShares Trust pursuant to the Securities Act and the 1940 Act can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at.http://www.sec.gov. For additional information regarding Invesco, PowerShares Trust and the PKW ETF, please see PowerShares Trust’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The PKW ETF seeks investment results that generally correspond, before fees and expenses, to the price and yield performance of the NASDAQ US BuyBack AchieversTM Index (the “PKW Tracked Index”).

The PKW ETF uses an “indexing” investment approach to track the PKW Tracked Index and will generally invest at least 90% of its total assets in common stocks that compose the PKW Tracked Index in proportion to their weightings in the PKW Tracked Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the PKW ETF may purchase a sample of securities in the PKW Tracked Index. In addition, the PKW ETF may invest its remaining assets (i.e., those assets not invested in securities composing the PKW Tracked Index) in securities not included in the PKW Tracked Index and in money market instruments, including repurchase agreements or other funds that invest exclusively in money market instruments, convertible securities, structured notes and in options and futures contracts. The PKW ETF may use options and futures contracts (and convertible securities and structured notes) to seek performance that corresponds to the PKW Tracked Index and to manage cash flows.

To the extent that the PKW Tracked Index concentrates in the securities of issuers in a particular industry or sector, the PKW ETF will concentrate its investments to approximately the same extent.

The PKW ETF is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “PKW.”

Methodology of the NASDAQ US Buyback AchieversTM Index

The PKW Tracked Index is a modified market capitalization-weighted index. The PKW Tracked Index is composed of U.S. securities issued by corporations that have effected a net reduction in shares outstanding of 5% or more in the trailing 12 months. The NASDAQ OMX Group Inc. (“NASDAQ OMX”) is the sponsor of the PKW Tracked Index.

Constructing the NASDAQ US Buyback AchieversTM Index

Eligibility — The only security types eligible for inclusion in the PKW Tracked Index are common stocks, limited partnership interests, shares or units of beneficial interest and shares of limited liability companies.

To be eligible for inclusion, a security must meet the following criteria:

•	be listed on the NASDAQ Stock Market, the New York Stock Exchange or NYSE MKT;

•	the issuer of the security must be incorporated in the United States or certain benefit driven countries (benefit driven countries are countries that offer operational, tax, political or other financial market benefits to companies that incorporate within such countries);

•	the security must have a minimum average daily cash volume of $500,000 in October, November and December;

•	the issuer of the security must have effected a net reduction in shares outstanding of 5% in the trailing 12 months;

•	one security per issuer is permitted;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible; and

•	the issuer of the security may not be issued by an issuer currently in bankruptcy proceedings.

Evaluation — The selection of stocks for inclusion in the PKW Tracked Index occurs annually in January. Securities meeting the eligibility criteria listed above are included in the PKW Tracked Index. Security additions and deletions are made effective after the close of trading on the last trade day of January.

Additionally, if at any time during the year other than on the rebalancing date, a constituent stock no longer meets the last two eligibility criteria listed above, or is otherwise determined to have become ineligible in the PKW Tracked Index, such constituent stock is removed from the PKW Tracked Index and is not replaced.

Maintaining the NASDAQ US Buyback AchieversTM Index

Maintenance — Changes in the price and/or constituent stocks driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate events is greater than or equal to 10%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective on a quarterly basis after the close of trading on the last trading day in January, April, July and October, respectively. Intraquarter, the constituent stocks are adjusted by the same percentage amount by which the total shares outstanding have changed.

Rebalancing — The PKW Tracked Index employs a modified market capitalization weighted methodology. At each quarter, the PKW Tracked Index is rebalanced such that the maximum weight of any constituent stock does not exceed 5%. The excess weight of any capped constituent stock is distributed proportionally across the remaining constituent stocks.

The modified market capitalization weighted methodology is applied to the capitalization of each constituent stock, using the last sale price of the constituent stock at the close of trading on the last trading day in December, March, June and September and after applying quarterly changes to the total shares outstanding. Constituent stocks are then calculated by multiplying the weight of the security derived above by the new market value of the PKW Tracked Index and dividing the modified market capitalization for each constituent stock by its corresponding last sale price. The changes are effective after the close of trading on the last day in January, April, July and October.

NASDAQ OMX may, from time to time, exercise reasonable discretion as it deems appropriate in order to ensure PKW Tracked Index integrity.

Historical Information

Basket

The following graph sets forth the historical performance of the Basket, retrospectively calculated from October 20, 2011 through June 8, 2015, assuming the level of the Basket on June 8, 2015 was 100 and the Basket Component Weightings were as specified in the Key Terms. The closing level of the Basket on any day during this period is calculated as if the closing level of the Basket were the Final Basket Level and such day were the Final Valuation Date (except that the Initial Basket Level would be 67.32 on October 20, 2011 if we assume the level of the Basket on June 8, 2015 was 100). For purposes of the securities and the determination of the Redemption Amount, the Initial Basket Level will be set to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the performance of the Basket on any day during the term of the securities, including on the relevant Final Valuation Date.

Future performance of the Basket may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the Basket will result in the return of any of your initial investment.

ProVol Balanced Index

The following graph sets forth the retrospective and historical performance of the ProVol Balanced Index based on its daily closing levels from June 8, 2010 through June 8, 2015. The ProVol Balanced Index has existed only since September 24, 2012 and publication of the ProVol Balanced Index began on September 24, 2012. The historical performance data below from September 24, 2012 through June 8, 2015 represent the actual performance of the ProVol Balanced Index. The performance data prior to September 24, 2012, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of the ProVol Balanced Index using archived data and the current methodology for the calculation of the ProVol Balanced Index. The closing level of ProVol Balanced Index on June 8, 2015 was 1,280.79. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the ProVol Balanced Index was possible at any time prior to September 24, 2012. Furthermore, the index methodology of the ProVol Balanced Index was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The results shown before September 24, 2012 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

The historical closing levels of the ProVol Balanced Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the ProVol Balanced Index on the relevant Final Valuation Date. We cannot give you assurance that the performance of the ProVol Balanced Index will result in the return of any portion of your initial investment. We obtained the historical closing levels of the ProVol Balanced Index from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information.

EMERALD

The following graph sets forth the historical performance of EMERALD based on its daily closing levels from June 8, 2010 through June 8, 2015. The closing level of EMERALD on June 8, 2015 was 217.41. We obtained the historical closing levels of EMERALD from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of EMERALD on the relevant Final Valuation Date. We cannot give you assurance that the performance of EMERALD will result in the return of any of your initial investment.

EMERALD EM

The following graph sets forth the retrospective and historical performance of EMERALD EM based on its daily closing levels from June 8, 2010 through June 8, 2015. EMERALD EM has existed only since January 13, 2011 and publication of EMERALD EM began on January 13, 2011. The historical performance data below from January 13, 2011 through June 8, 2015 represent the actual performance of EMERALD EM. The performance data prior to January 13, 2011, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of EMERALD EM using archived data and the current methodology for the calculation of EMERALD EM. The closing level of EMERALD EM on June 8, 2015 was 215.82. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD EM was possible at any time prior to January 13, 2011. Furthermore, the index methodology of EMERALD EM was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The results shown before January 13, 2011 are hypothetical and do not reflect actual returns. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance, hypothetical results are achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

The historical closing levels of EMERALD EM should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of EMERALD EM on the relevant Final Valuation Date. We cannot give you assurance that the performance of EMERALD EM will result in the return of any portion of your initial investment. We obtained the historical closing levels of EMERALD EM from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information.

EFAV ETF

The following graph sets forth the historical performance of the EFAV ETF based on its daily closing prices from October 20, 2011 through June 8, 2015. The closing price of the EFAV ETF on June 8, 2015 was $66.62. We obtained the historical closing prices of the EFAV ETF from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the EFAV ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the EFAV ETF on the relevant Final Valuation Date. We cannot give you assurance that the performance of the EFAV ETF will result in the return of any of your initial investment.

EEMV ETF

The following graph sets forth the historical performance of the EEMV ETF based on its daily closing prices from October 20, 2011 through June 8, 2015. The closing price of the EEMV ETF on June 8, 2015 was $58.35. We obtained the historical closing prices of the EEMV ETF from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the EEMV ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the EEMV ETF on the relevant Final Valuation Date. We cannot give you assurance that the performance of the EEMV ETF will result in the return of any of your initial investment.

PKW ETF

The following graph sets forth the historical performance of the PKW ETF based on its daily closing prices from June 8, 2015 through June 8, 2010. The closing price of the PKW ETF on June 8, 2015 was $48.91. We obtained the historical closing prices of the PKW ETF from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The historical closing prices of the PKW ETF should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the PKW ETF on the relevant Final Valuation

Date. We cannot give you assurance that the performance of the PKW ETF will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement, “Description of Debt Securities” in the accompanying prospectus and “Description of Debt Securities and Warrants” in the accompanying prospectus addendum. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement, prospectus or prospectus addendum.

General

The securities are linked to a basket composed of three indices and three exchange traded funds and are senior unsecured obligations of Deutsche Bank AG that offer exposure to one times any increase or decrease in the level of the Deutsche Bank ProVol Balanced Index (the “ProVol Balanced Index”), one times any increase or decrease in the level of an equally weighted EMERALD sub-basket composed of the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Mean Reversion Alpha Index Emerging Markets (“EMERALD EM,” and together with the ProVol Balanced Index and EMERALD, the “Basket Indices”) and one times any increase or decrease in the level of an equally weighted ETF sub-basket composed of the iShares MSCI EAFE Minimum Volatility ETF (the “EFAV ETF”), the iShares MSCI Emerging Markets Minimum Volatility ETF (the “EEMV ETF”) and the PowerShares BuyBack AchieversTM Portfolio (the “PKW ETF,” and together with the EFAV ETF and the EEMV ETF, the “Basket ETFs”). We refer to each of the Basket Indices and Basket ETFs as a “Basket Component” and together the “Basket Components.”

The securities are included in our Global Notes, Series A referred to in the accompanying prospectus supplement, prospectus and prospectus addendum. The securities will be issued by Deutsche Bank AG under the Indenture. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

“Closing price” for one share of a Basket ETF on any trading day means:

•	if such Basket ETF is listed or admitted for trading on a U.S. national securities exchange, the official closing price for one share of such Basket ETF as appears on such Basket ETF’s Bloomberg Page or any successor page or service, as applicable, on such day; or

•	if such Basket ETF is listed or admitted for trading on any U.S. national securities exchange but the closing price for one share of such Basket ETF is not published on such Basket ETF’s Bloomberg Page or any successor page or service, as applicable, or is published in error, the last sale price for one share of such Basket ETF reported over the consolidated tape as of the close of the regular trading session at 4:00 p.m., New York City time, on such day; or

•	if such Basket ETF is not listed or admitted for trading on any U.S. national securities exchange but is included in the OTC Bulletin Board (or any successor service) operated by the Financial Industry Regulatory Authority, Inc. (the “OTC Bulletin Board”), the last reported sale price for one share of such Basket ETF of the principal trading session on the OTC Bulletin Board on such day; or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the Calculation Agent, of the bid prices for one share of such Basket ETF obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

Adjustments to Valuation Dates and Payment Dates

If (i) the relevant Final Valuation Date is not a trading day with respect to any Basket Component or (ii) a Market Disruption Event for any Basket Component occurs or is continuing on the relevant Final Valuation Date, then the Final Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding trading day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Final Valuation Date for any such Basket Component will not be postponed later than the fifth scheduled trading day after the date originally scheduled for such Final Valuation Date (the “Fifth Day”). If the relevant Final Valuation Date is postponed to the Fifth Day and (i) the Fifth Day is not a trading day with respect to such Basket Component or (ii) a Market Disruption Event for such Basket

Component occurs or is continuing on the Fifth Day, then, on the Fifth Day the Closing Level of such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The Closing Level for a Basket Component not disrupted on the original Final Valuation Date will be determined on the originally scheduled Final Valuation Date.

If the Maturity Date or any scheduled Dividend Pass-Thru Payment Date (each, a “Payment Date”) is not a business day, then the Payment Date will be the next succeeding business day following such scheduled Payment Date. If, due to a Market Disruption Event, a non-trading day or otherwise, the relevant Final Valuation Date for any Basket Component is postponed, the Maturity Date or the Early Redemption Payment Date, as applicable, will be postponed in order to maintain the same number of business days that had originally been scheduled between the last Final Valuation Date and the Maturity Date or Early Redemption Payment Date, as applicable.

“Business day” means any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Component (or, with respect to a Basket Index, any Successor Index (as defined below)) separately, any day other than a day on which (i)(A) trading is not generally conducted on the Relevant Exchange for such Basket Component (or, with respect to a Basket Index, any Successor Index), notwithstanding any such Relevant Exchange closing prior to its scheduled closing time or (B) for the Basket Indices only, the level of the Basket Index is not published by the sponsor of the Basket Index and (ii) the Calculation Agent determines in its sole discretion that such non-trading or, for the Basket Indices only, non-publication, materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

Market Disruption Events

With respect to EMERALD, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a “Disruption Event” or “Force Majeure Event,” as defined under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5, materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

With respect to EMERALD EM, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a “Disruption Event,” “Force Majeure Event” or “Underlying Index Event,” as defined under “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5, materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

With respect to the ProVol Balanced Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of a “Disruption Event,” “Force Majeure Event” or “Underlying Index Event,” as defined under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7, materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities.

With respect to the Basket ETFs, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities:

•	the occurrence or existence of a suspension, absence or material limitation of trading in shares of such Basket ETF on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for such Basket ETF shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the market value of the portfolio investments of such Basket ETF (or the relevant successor Basket ETF) or the level of an index which underlies such Basket ETF (or its relevant successor) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•	a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the market value of the portfolio investments of such Basket ETF (or the relevant successor Basket ETF) or the level of an index which underlies such Basket ETF (or its relevant successor) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•	a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket ETF (or the relevant successor Basket ETF) or an index which underlies such Basket ETF (or its relevant successor) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to such Basket ETF exists at any time, if trading in a security included in such Basket ETF (or the relevant successor Basket ETF) or an index which underlies such Basket ETF (or its relevant successor) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the market value of the portfolio investments of the disrupted Basket ETF (or the relevant successor Basket ETF) or the level of an index which underlies such Basket ETF (or its relevant successor) shall be based on a comparison of:

•	the portion of the market value of the portfolio investments of such Basket ETF (or the relevant successor Basket ETF) or the level of an index which underlies such Basket ETF (or its relevant successor) attributable to that security, relative to

•	the overall market value of the portfolio investments of such Basket ETF (or the relevant successor Basket ETF) or level of an index which underlies such Basket ETF (or its relevant successor),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to such Basket ETF has occurred:

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•	limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on such Basket ETF by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to such Basket ETF; and

•	a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange traded funds related to such Basket ETF are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant Exchange(s)” means, for each Basket ETF, the primary organized exchange or market of trading, as determined by the Calculation Agent, for (i) any component then included in, or any security issued by, such Basket ETF or (ii) any futures or options contract or fund related to such Basket ETF or to any component then included in such Basket ETF. For EMERALD, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5. For EMERALD EM, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex Emerging Markets (“EMERALD EM”)” in the accompanying underlying supplement No. 5. For the ProVol Balanced Index, “Relevant

Exchange” has the meaning set forth under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a “Successor Index”), then the Closing Level of such Basket Index on any trading day following the publication of such Successor Index will be determined by reference to the official closing level of such Successor Index on which a level for such Basket Index must be taken for the purposes of the securities, including any Final Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor of a Basket Index discontinues publication of such Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then (a) the Calculation Agent will determine the Closing Level for such Basket Index for such Relevant Date and (b) the level for such Basket Index, if applicable, at any time on such Relevant Date will be deemed to equal the Closing Level for such Basket Index on that Relevant Date, as determined by the Calculation Agent. Such Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently composing such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level of such Basket Index or Successor Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant Closing Level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level of such Basket Index or Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuance of a Basket ETF and/or its Tracked Index; Alteration of Method of Calculation

If a Basket ETF is liquidated or otherwise terminated (a “Liquidation Event”), then any price of such Basket ETF required for the purposes of the securities will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of its Tracked Index (or any successor index to the Tracked Index, as described below) on any Relevant Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the Basket ETF and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a closing price of the Basket ETF was available.

If the sponsor of a Tracked Index discontinues publication of such Tracked Index and the sponsor of the relevant Basket ETF or another entity publishes a successor or substitute index that Deutsche Bank AG, London Branch, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent Closing Level following a Liquidation Event will be determined by reference to the published level of such Successor Tracked Index at the regular weekday close of trading on any trading day on which the Closing Level must be taken for the purpose of the securities, including any Final Valuation Date.

Upon any selection by the Calculation Agent of a Successor Tracked Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the securities, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of a Basket ETF discontinues publication of such Basket ETF’s Tracked Index prior to, and such discontinuance is continuing on, the Relevant Date following a Liquidation Event and Deutsche Bank AG, London Branch, as the Calculation Agent, determines, in its sole discretion, that no Successor Tracked Index is available at such time, then the Calculation Agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level) at the close of the principal trading session of the relevant exchange on the Relevant Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Tracked Index may adversely affect the value of the securities.

Anti-dilution Adjustments for Funds

The Share Adjustment Factor, the Initial Level, the Final Level and the amount of a quarterly Dividend Pass-Thru Payment for each Basket ETF are subject to adjustment by the Calculation Agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Share Adjustment Factor will be required unless such Share Adjustment Factor adjustment would require a change of at least 0.1% of such Share Adjustment Factor then in effect. A Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Share Adjustment Factor for the Basket ETF after the close of business on the relevant Final Valuation Date.

No adjustments to the Share Adjustment Factor for the Basket ETF will be required other than those specified below. The adjustments specified in this section do not cover all events that could affect a Basket ETF, and there may be events that could affect such Basket ETF for which the Calculation Agent will not make any such adjustments. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of some events that affect or could potentially affect the market price of, or shareholder rights in, a Basket ETF, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the Calculation Agent may make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this term sheet or would not preserve the relative investment risks of the securities. All determinations made by the Calculation Agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this term sheet, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other derivatives clearing organization on options contracts on the affected Basket ETF.

Share Splits and Reverse Share Splits

If the shares of a Basket ETF are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of shares which a holder of one share of the Basket ETF before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket ETF is subject to a share dividend, i.e., an issuance of additional shares of such Basket ETF that is given ratably to all or substantially all holders of shares of the Basket ETF, then, once the dividend or distribution has become effective and the shares of the Basket ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of the Basket ETF.

Non-cash Distributions

If a Basket ETF distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket ETF to all or substantially all holders of shares of such Basket ETF (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	a fraction, the numerator of which is the Current Market Price of one share of the Basket ETF and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket ETF means the arithmetic average of the closing prices of one share of a Basket ETF for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” means the first trading day on which transactions in the shares of a Basket ETF trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of a Basket ETF will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Basket ETF by an amount equal to at least 10% of the closing price of such Basket ETF on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)	a fraction, the numerator of which is the closing price of the Basket ETF on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Notwithstanding the foregoing, if a beneficial owner of the securities as of the close of business on the applicable Record Date is entitled to receive the total amount of cash dividends declared and paid by a Basket ETF to its shareholders pursuant to the "Dividend Pass-Thru Payments" set forth above, no adjustments to the Share Adjustment Factor, the Initial Level or the Final Level will be required to take into account such dividends or distributions.

Calculation Agent

The calculation agent for the securities will be Deutsche Bank AG, London Branch (the “Calculation Agent”). As Calculation Agent, Deutsche Bank AG, London Branch will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of a Basket Component, whether or not any adjustments to the Share Adjustment Factor should be made, whether there has been a material change in the method of calculating a Basket Component and, in some circumstances, the prices or levels related to the Basket Components that affect whether a Redemption Trigger Event has occurred. Unless otherwise specified in this term sheet, all determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, upon an early redemption or on a Dividend Pass-Thru Payment Date on or prior to 11:00 a.m. on the business day preceding the Maturity Date, Early Redemption Payment Date or Dividend Pass-Thru Payment Date, as applicable.

All calculations with respect to the Closing Levels of the Basket Components and the Basket Level will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity, upon an early redemption or on a Dividend Pass-Thru Payment Date will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities – Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

DTC will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you acquire your securities for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities that elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this term sheet, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

Due to the lack of direct legal authority, there is substantial uncertainty regarding the tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated Dividend Pass-Thru Payments, with the consequences described below. Our special tax counsel has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your securities could be materially and adversely affected. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt, with associated Dividend Pass-Thru Payments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Dividend Pass-Thru Payments

There is no direct authority under current law addressing the proper tax treatment of the Dividend Pass-Thru Payments or comparable payments on instruments similar to the securities. The Dividend Pass-Thru Payments may, in whole or in part, be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In determining our information reporting responsibilities, if any, we intend to treat the Dividend Pass-Thru Payments as ordinary income. You should consult your tax adviser concerning the treatment of the Dividend Pass-Thru Payments.

Upon a taxable disposition of a security (including at maturity or upon early redemption), you should recognize gain or loss equal to the difference between the amount you realize (other than the amount of any Dividend Pass-Thru Payment) and the amount you paid to acquire the security. Subject to the potential application of the “constructive ownership” regime, discussed below, your gain or loss generally should be capital gain or loss (although the treatment of any sales proceeds attributable to the next succeeding Dividend Pass-Thru Payment is unclear), and should be long-term capital gain or loss if you have held the security for more than one year. The deductibility of capital losses is subject to limitations.

It is possible, because Basket ETFs are Basket Components, that purchasing a security could be treated (in whole or part) as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” It is not clear how the “net underlying long-term capital gain” would be calculated in this case. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 will be treated as accruing at a constant rate over the period you held the security, and you will be subject to a notional interest charge in respect of the deemed tax liability on the income that is treated as accruing in prior tax years.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Dividend Pass-Thru Payments

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt, with associated Dividend Pass-Thru Payments, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security in addition to the Dividend Pass-Thru Payments you receive and/or to treat all or a portion of your gain or loss on its taxable disposition (in addition to any amounts attributable to the next succeeding Dividend Pass-Thru Payment, as discussed above) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, a Basket Component could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the relevant security.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security, which may exceed the Dividend Pass-Thru Payments made in the relevant year. In addition, any income you recognize upon the taxable disposition of the security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

The U.S. federal income tax treatment of Dividend Pass-Thru Payments is uncertain. Insofar as we have responsibility as a withholding agent, we expect to treat Dividend Pass-Thru Payments and any sales proceeds attributable to a Dividend Pass-Thru Payment as subject to withholding at a rate of 30% unless you provide a properly completed Form W-8 appropriate to your circumstances, claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. We will not pay additional amounts on account of any such withholding tax. You should consult your tax adviser regarding these certification requirements.

If a security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, with associated Dividend Pass-Thru Payments, any gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt, with Associated Dividend Pass-Thru Payments,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income in excess of the Dividend Pass-Thru Payments, subject to U.S. federal withholding tax, over the term of the securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

Subject to the discussion below under “—‘FATCA’ Legislation,” if a security were treated as a debt instrument, any income or gain you realize with respect to the security would not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8 appropriate to your circumstances, and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Payments received in respect of your securities may be subject to information reporting unless you qualify for an exemption. These payments may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information and otherwise satisfy the requirements to establish that you are not subject to backup withholding. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

“FATCA” Legislation

Legislation commonly referred to as “FATCA” and regulations promulgated thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If you (or any person through which you hold the securities) were to fail to establish an exemption from the FATCA regime, it would be prudent to expect a withholding agent to withhold on any Dividend Pass-Thru Payments under this regime, even if the Dividend Pass-Thru Payments are otherwise exempt from U.S. withholding tax, e.g., under an applicable treaty. If withholding applies to a security, we will not be required to pay any additional amounts with respect to amounts withheld. Non-U.S. holders, and U.S. holders holding securities through a non-U.S. intermediary, should consult their tax advisers regarding the potential application of FATCA to the securities, including the possibility of obtaining a refund of any tax withheld thereunder from payments that would otherwise be exempt from U.S. withholding tax.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities and such commissions may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Components, the securities underlying the Basket Components, or instruments whose value is derived from the Basket Components or their components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially increase the levels or prices, as applicable, of the Basket Components (including the Initial Levels), and therefore effectively establish higher levels that the Basket Components must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment at maturity or upon an early redemption. Similarly, the unwinding of our or our affiliates’ hedges near or on a Relevant Date could decrease the closing levels or prices, as applicable, of the Basket Components on such dates, which could have an adverse effect on the value of the securities. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, the components underlying the Basket Components, or instruments whose value is derived from the Basket Components or their underlying components. Although we have no reason to believe that any of these activities will have a material impact on the levels or prices, as applicable, of the Basket Components or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities will agree to purchase, and we will agree to sell, the Face Amount of securities set forth on the cover page of the term sheet. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the term sheet.

DBSI will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement, prospectus or prospectus addendum, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement, prospectus or prospectus addendum or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the securities will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement, prospectus and prospectus addendum and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.